Exhibit 10.20

Neurocrine Biosciences, Inc.

12780 El Camino Real

San Diego, CA 92130

December 20, 2016

Timothy P. Coughlin

Re:	Transition Agreement

Dear Tim:

In acknowledgment of your voluntary resignation as Vice President and Chief Financial Officer of Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), effective as of the Officer Resignation Date (as defined below), this letter agreement (the “Agreement”) sets forth our mutual understanding regarding your transition and employment status with the Company.

1.     RESIGNATION AS OFFICER. You have informed the Company of your voluntary resignation as the Company’s Vice President and Chief Financial Officer, effective as of the first business day following the date on which the Company files its Annual Report on Form 10-K for the fiscal year ending December 31, 2016 with the Securities and Exchange Commission (the “Officer Resignation Date”).

2.     TRANSITION PERIOD DUTIES. During the period between the Officer Resignation Date and the Employment Termination Date (as defined below) (the “Transition Period”), you shall continue to serve as an employee of the Company but will no longer have the powers, duties and responsibilities commensurate with the position of Vice President and Chief Financial Officer. During the Transition Period, you will assist the Company in transitioning your former duties and responsibilities as Vice President and Chief Financial Officer of the Company to your successor and/or other Company employees, and you will provide such other services and transition assistance as may be reasonably requested by the Company.

3.     COMPENSATION. Prior to the Transition Period, you will continue to receive your current base salary of $434,400, and during the Transition Period, you will receive a reduced base salary of $310,000, in each case payable semi-monthly in equal installments in accordance with the Company’s normal payroll practices. You will remain eligible to receive your annual cash incentive bonus payment for 2016, with a target bonus percentage of 50% and a maximum bonus percentage of 60%, as determined by the Company’s Board of Directors and/or its Compensation Committee based on the Company’s achievement of its performance goals for 2016. You will also remain eligible to participate in the Company’s cash incentive bonus program for 2017, as determined by the Company’s Board of Directors and/or its Compensation Committee, with a reduced target bonus percentage of 40% and a reduced maximum bonus percentage of 48%. You will not be entitled to any further stock awards or equity grants from the Company but any stock awards and equity grants previously granted to you in accordance with their terms will continue to vest and become exercisable during the Transition Period. Prior to and during the Transition Period, you shall continue to be eligible for vacation and other benefits and expense reimbursement under Article 4 of the Employment Agreement (as defined below).

4.     TERMINATION OF EMPLOYMENT. Effective as of December 31, 2017, or such earlier date following the Officer Resignation Date that you and the Company mutually designate in writing (the “Employment Termination Date”), your employment with the Company shall terminate. Upon the Employment Termination Date, the Company shall pay you all Accrued Compensation (as defined in the Employment Agreement), but no other compensation or reimbursement of any kind, including without limitation, any severance compensation or benefits, will be paid, and thereafter the Company’s obligations under the Employment Agreement will terminate; provided, however, that the equity awards granted to you under the Company’s 2011 Equity Incentive Plan and then held by you, other than the performance-based restricted stock units granted to you on February 5, 2016 (the “Covered Awards”) shall be deemed to have been amended such that they shall continue to vest and become exercisable following the Employment Termination Date as if you had remained in “Continuous Service” (as defined in the 2011 Equity Incentive Plan) to the Company, and any such equity award that is a stock option shall remain exercisable until three months following the last vesting date with respect to any of the Covered Awards (i.e., the date on which the final tranche of vesting occurs with respect to the Covered Awards, taken as a whole), but no later than the end of the original full term of such stock option. For the sake of avoidance of doubt, such Covered Awards held by you as of the date hereof are listed on Exhibit A hereto, and such Exhibit shall be revised and updated as of the Employment Termination Date.

5.     RELEASE. As a condition to the benefits provided in Section 4 of this Agreement to which you would not otherwise be entitled, you agree, on the Employment Termination Date, to execute and return to the Company the General Release attached hereto as Exhibit B (the “Release”), and to allow the releases contained therein to become effective.

6.     EFFECT ON EMPLOYMENT AGREEMENT. Except as expressly modified by this Agreement, your Amended and Restated Employment Agreement dated August 1, 2007 (the “Employment Agreement”) shall remain in full force and effect in accordance with its terms until the Employment Termination Date. However, neither your voluntary resignation as the Company’s Vice President and Chief Financial Officer, nor the termination of your employment pursuant to Section 4 of this Agreement, will give rise to any severance benefits under the Employment Agreement.

7.     GENERAL. This Agreement, including its exhibits, and the Employment Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures. The terms of any payments or benefits to be provided pursuant to this Agreement will be construed to the greatest extent possible so as to be exempt from or compliant with the provisions of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.

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If this Agreement is acceptable to you, please sign below and return the original to me.

Sincerely,

NEUROCRINE BIOSCIENCES, INC.

By:	/s/ Kevin Gorman
Kevin C. Gorman, Ph.D.
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Timothy Coughlin
Timothy P. Coughlin

12/20/16
Date

EXHIBIT A

LIST OF COVERED AWARDS

Grant Date (1)	Type	Strike	Granted	Exercised or RSU Vested at 12/19/16	Options Vested at 12/19/16	Vested Outstanding at 12/19/16	To Vest During 2017 (2)		Unvested at 12/31/17 (2)
2/5/2016	Option	$35.99	48,500	—	10,104	10,104	12,124		26,272
2/5/2016	RSU	$—	10,200	—	—	—	2,550		7,650
2/3/2015	Option	$32.99	80,000	—	36,666	36,666	19,999		23,335
2/3/2015	RSU	$—	12,000	3,000		—	3,000		6,000
1/16/2014	Option	$19.59	86,000	—	62,707	62,707	21,499		1,794
1/16/2014	RSU	$—	14,000	7,000		—	3,500		3,500
1/16/2014	PRSU	$—	75,000	50,000	—	—	25,000	(3)
1/10/2013	Option	$8.65	86,000		84,206	84,206	1,794		—
1/10/2013	RSU	$—	14,000	10,500	—	—	3,500		—
1/12/2012	Option	$8.66	120,000	—	120,000	120,000	—		—
8/25/2011	Option	$5.76	125,000	40,000	125,000	85,000	—		—

			670,700	110,500	438,683	398,683	92,966		68,551

(1)	Does not include PRSU granted on February 5, 2016, which are not Covered Awards.
(2)	Assumes the Employment Termination Date occurs on December 31, 2017.
(3)	Assumes the Company obtains FDA approval of a New Drug Application prior to the Employment Termination Date.

EXHIBIT B

GENERAL RELEASE

Pursuant to the terms of the letter agreement between Neurocrine Biosciences, Inc. (the “Company”) and Timothy P. Coughlin (“Executive”) dated December 20, 2016, to which this General Release (the “Release”) is attached (the “Agreement”), the parties hereby enter into the following:

1.    General Release. Executive hereby generally and completely releases the Company and its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that Executive signs this Release (collectively, the “Released Claims”).

2.    Scope of Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including claims based on or arising under the Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).

3.    ADEA Waiver. Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised by this writing that: (1) Executive’s waiver and release do not apply to any rights or claims that may arise after the date Executive signs this Release; (2) Executive should consult with an attorney prior to signing this Release (although Executive may choose voluntarily not to do so); (3) Executive has twenty-one (21) days to consider this Release (although Executive may choose voluntarily to sign it earlier); (4) Executive has seven (7) days following the date Executive signs this Release to revoke it by providing written notice of revocation to the Company’s Chief Executive Officer; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date Executive signs it provided that Executive does not revoke it.

4.    Section 1542 Waiver. EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. Executive acknowledges that Executive has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to Executive’s respective release of claims herein, including but not limited to Executive’s release of unknown and unsuspected claims.

5.    Excluded Claims. Executive understands that notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement to which he is a party, the charter, bylaws, or operating agreements of any of the Released Parties, or under applicable law; (ii) any rights or claims Executive may have under the Agreement; or (iii) any rights which are not waivable as a matter of law. In addition, Executive understands that nothing in this release prevents Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that Executive acknowledges and agrees that Executive shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Executive hereby represents and warrants that, other than the Excluded Claims, Executive is not aware of any claims he has or might have against any of the Released Parties that are not included in the Released Claims.

6.    Executive Representations. Executive hereby represents that Executive has been paid all compensation owed and for all hours worked; Executive has received all the leave and leave benefits and protections for which Executive is eligible, pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and Executive has not suffered any on-the-job injury for which Executive has not already filed a workers’ compensation claim.

7.    Nondisparagement. Executive agrees not to disparage the Company, its parent, or its or their officers, directors, employees, stockholders, affiliates and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation (although Executive may respond accurately and fully to any question, inquiry or request for information as required by legal process).

NEUROCRINE BIOSCIENCES, INC.:	TIMOTHY P. COUGHLIN:

By:	By:
Date:	Date:

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